Exhibit 99.2

Charles River Associates Incorporated Changes Name to CRA International

New Name Reflects Expanded Scope of Operations; Company Celebrates 40th Anniversary Milestone

BOSTON—May 6, 2005— Charles River Associates Incorporated (NASDAQ: CRAI - News) today announced that it has changed its name to CRA International, Inc. to reflect the Company’s global presence in the economic, financial, and management consulting industry. The name change was approved by the Company’s shareholders at CRA’s Annual Meeting of Stockholders today.

CRA will continue to trade on the NASDAQ National Market under the ticker symbol “CRAI.” The Company’s website will continue to be www.crai.com.

CRA president and CEO, James C. Burrows, said, “With an expanded geographic footprint and a more global client base, it is important that our name accurately represents CRA’s expansive scope of operations. The timing for a revised corporate identity is ideal, as the Company celebrates its 40th year. CRA has grown over 25% per year since it went public in April 1998. In the past 12 months, we achieved record financial performance, while successfully integrating several key acquisitions. Today, with more than 550 consultants in 23 offices on four continents, CRA’s commitment to its clients remains unchanged - to provide top-quality consulting, unsurpassed analytic skills, and pragmatic business insights through an interdisciplinary team approach.”

About CRA

Founded in 1965, CRA International is an economics, finance, and business consulting firm that works with businesses, law firms, accounting firms, and governments in providing a wide range of services. CRA combines economic and financial analysis with expertise in litigation and regulatory support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management. The firm is distinguished by a corporate philosophy of providing responsive, top-quality consulting; an interdisciplinary team approach; unsurpassed economic, financial, and other analytic skills; and pragmatic business insights. In addition to its corporate headquarters in Boston and international offices in Brussels, Canberra, Dubai, Hong Kong, London, Melbourne, Mexico City, Sydney, Toronto, and Wellington, CRA also has U.S. offices in Cambridge, Chicago, College Station, Dallas, Houston, New York, Oakland, Pasadena, Philadelphia, Salt Lake City, Silicon Valley, and Washington, D.C. Detailed information about CRA can be found at www.crai.com.

Contact:

CRA International, Inc.

Phil Cooper, 617-425-3700 or

Sharon Merrill Associates, Inc.

Ehren Lister, 617-542-5300